HealthStream Announces Fourth Quarter & Full-Year 2018 Results Page 1 February 19, 2019	Exhibit 99.1

Contact:	Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Condra, Ph.D.
Vice President,
Investor Relations &
Communications
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES FOURTH QUARTER & FULL-YEAR 2018 RESULTS

NASHVILLE, Tenn.  (February 19, 2019)—HealthStream, Inc. (Nasdaq: HSTM), a leading provider of workforce and provider solutions for the healthcare industry, announced today results for the fourth quarter and full-year ended December 31, 2018. In this earnings release, (i) all results are from continuing operations only (i.e., 2017 and 2018 results exclude the gain on the sale of our divested Patient Experience business segment which was completed in February 2018 and the results of operations of such segment prior to this divestiture) and (ii) 2018 results are presented in accordance with Accounting Standards Codification 606, Revenue from Contracts with Customers (ASC 606), whereas results for 2017 are presented in accordance with ASC 605.

Fourth Quarter 2018

•

Revenues of $59.8 million in the fourth quarter of 2018, up 8% from $55.3 million in the fourth quarter of 2017 with $342,000 negative impact in the fourth quarter of 2018 from the application of ASC 606

•

Operating income of $2.8 million in the fourth quarter of 2018, up 88% from $1.5 million in the fourth quarter of 2017 with $897,000 positive impact in the fourth quarter of 2018 from the application of ASC 606

•

Income from continuing operations of $2.9 million in the fourth quarter of 2018, down 8% from $3.2 million in the fourth quarter of 2017 with $877,000 positive impact in the fourth quarter of 2018 from the application of ASC 606

•	Earnings per share (EPS) from continuing operations of $0.09 per share (diluted) in the fourth quarter of 2018, compared to $0.10 per share (diluted) in the fourth quarter of 2017
•

Adjusted EBITDA[1] from continuing operations of $9.5 million in the fourth quarter of 2018, up 16% from $8.2 million in the fourth quarter of 2017 with $897,000 positive impact in the fourth quarter of 2018 from the application of ASC 606

Full-Year 2018

•	Revenues of $231.6 million in 2018, up 8% from $214.9 million in 2017 with $740,000 positive impact in 2018 from the application of ASC 606
•	Operating income of $15.5 million in 2018, up 65% from $9.4 million in 2017 with $3.7 million positive impact in 2018 from the application of ASC 606
•	Income from continuing operations of $13.3 million in 2018, up 50% from $8.8 million in 2017 with $3.0 million positive impact in 2018 from the application of ASC 606
•	EPS from continuing operations of $0.41 per share (diluted) in 2018, compared to $0.27 per share (diluted) in 2017
•	Adjusted EBITDA[1] from continuing operations of $41.5 million in 2018, up 18% from $35.2 million in 2017 with $3.7 million positive impact in 2018 from the application of ASC 606

2019 Event

•	On January 10, 2019, acquired Providigm, LLC, a Denver-based company focused on quality assurance and performance improvement in healthcare, primarily serving skilled nursing facilities

1 Adjusted EBITDA from continuing operations is a non-GAAP financial measure. A reconciliation of adjusted EBITDA to income from continuing operations and disclosure regarding why we believe adjusted EBITDA from continuing operations provides useful information to investors is included later in this release.

HealthStream Announces Fourth Quarter & Full-Year 2018 Results Page 2 February 19, 2019

Financial Results:

Fourth Quarter 2018 Compared to Fourth Quarter 2017

On January 1, 2018, the Company adopted ASC 606 using the modified retrospective approach. Under this approach, prior period results continue to be presented in accordance with the previous standard of ASC 605. See discussion elsewhere in this release about comparisons with respect to our results under ASC 606 and ASC 605.

Revenues for the fourth quarter of 2018 increased by $4.5 million, or 8 percent, to $59.8 million, compared to $55.3 million for the fourth quarter of 2017.

Revenues from our HealthStream Workforce Solutions segment were approximately $49.1 million for the fourth quarter of 2018, compared to $45.5 million for the fourth quarter of 2017. Revenue growth of $3.6 million from our workforce solutions products was primarily a result of an increase in subscription-based product revenues.

Revenues from our HealthStream Provider Solutions segment were approximately $10.7 million for the fourth quarter of 2018, compared to $9.8 million for the fourth quarter of 2017. Revenue growth of $960,000, net of related deferred revenue write-downs, was primarily due to organic growth among the product lines.

Generally accepted accounting principles (GAAP) require companies to write down beginning balances of acquired deferred revenue balances as part of “fair value” accounting as defined by GAAP. During the fourth quarter of 2018, HealthStream reported a reduction of $108,000 to operating income and a reduction of $86,000 to net income as a result of deferred revenue write-downs from prior acquisitions. During the fourth quarter of 2017, HealthStream reported a reduction of $82,000 to operating income and a reduction of $148,000 to net income as a result of deferred revenue write-downs from prior acquisitions. The table reconciling GAAP to non-GAAP financial measures included in this release shows the impact of beginning balance deferred revenue write-downs on operating income and net income.

Operating income was $2.8 million for the fourth quarter of 2018, up 88 percent from $1.5 million for the fourth quarter of 2017. Operating income was positively impacted by the increase in revenue and by the application of ASC 606 as noted above. The positive impact of these items on operating income was partially offset by higher operating expenses associated with increased royalties, personnel costs, due diligence, and infrastructure investments, but was partially offset by declines in sales commissions and bad debt expense.

Income from continuing operations was $2.9 million in the fourth quarter of 2018, down 8 percent from $3.2 million in the fourth quarter of 2017. Income from continuing operations was lower in 2018 compared to 2017 due to the enactment of the Tax Cuts and Jobs Act that was signed into law on December 22, 2017, which reduced the corporate federal income tax rate from 35% to 21% and positively impacted our net income in the amount of approximately $1.7 million during the fourth quarter of 2017 through the revaluation of our net deferred tax liabilities, resulting in an income tax benefit during the fourth quarter. This change was partially offset by the increase in revenue and the application of ASC 606 as noted above compared to the 2017 period. EPS from continuing operations was $0.09 per share (diluted) in the fourth quarter of 2018, compared to $0.10 per share (diluted) for the fourth quarter of 2017.

Net income (from continuing and discontinued operations) was $2.8 million in the fourth quarter of 2018, compared to $3.9 million in the fourth quarter of 2017. Earnings per share (diluted) were $0.09 per share for the fourth quarter of 2018, compared to $0.12 per share (diluted) for the fourth quarter of

HealthStream Announces Fourth Quarter & Full-Year 2018 Results Page 3 February 19, 2019

2017. The reduction in net income and earnings per share (diluted) compared to the prior year fourth quarter is attributable to the one-time tax benefits realized during the fourth quarter of 2017.

Adjusted EBITDA from continuing operations increased to $9.5 million for the fourth quarter of 2018, compared to $8.2 million for the fourth quarter of 2017. The application of ASC 606 had a positive impact of $897,000 on Adjusted EBITDA from continuing operations during the fourth quarter of 2018.

At December 31, 2018, the Company had cash and cash equivalents and marketable securities of $168.8 million. Capital expenditures incurred during the fourth quarter of 2018 were approximately $9.9 million.

As discussed in our last earnings conference call, we are retiring the metrics of “implemented and contracted subscribers.” These metrics do not span our entire business and this will be the last time we report them. At December 31, 2018, we had approximately 4,823,000 total subscribers implemented to use and 4,933,000 total subscribers contracted to use our subscription-based solutions. “Contracted subscribers” include both those already implemented and those under contract that are in the process of implementation. Revenue recognition generally commences when a contract is implemented.

We are introducing a new measure of our progress in growing the value of our customer base, “hStream subscriptions.” As of December 31, 2018, we had approximately 1.51 million hStream subscriptions under contract. Our new hStream technologies represent the beginning of our “platform-as-a-service” capabilities, which will, over time, span our entire business.

Full-Year 2018 Compared to Full-Year 2017

For 2018, revenues were $231.6 million, an increase of 8 percent over revenues of $214.9 million for 2017. Operating income for 2018 increased by 65 percent to $15.5 million, compared to $9.4 million for 2017. Income from continuing operations for 2018 increased by 50 percent to $13.3 million, compared to $8.8 million for 2017. Earnings per share from continuing operations were $0.41 per share (diluted) for 2018, compared to $0.27 per share (diluted) for 2017. Net income for 2018 increased to $32.2 million, compared to $10.0 million for 2017, which increase was primarily driven by the $19.0 million gain, net of tax, on the sale of the Patient Experience business in February 2018.  Earnings per share were $1.00 per share (diluted) for 2018, compared to $0.31 per share (diluted) for 2017. Adjusted EBITDA from continuing operations increased by 18 percent to $41.5 million for 2018, compared to $35.2 million for 2017. Adjusted EBITDA increased by 87 percent to $71.1 million for 2018, compared to $37.9 million for 2017, which increase was primarily driven by the pre-tax gain on the sale of the Patient Experience business of $29.5 million.

Financial Impact of Adopting ASC 606

The chart on page 11 under the heading of “Impact of Adoption of ASC 606” sets forth what the revenues, operating income, net income from continuing operations, adjusted EBITDA from continuing operations, and non-GAAP operating income would have been for the fourth quarter of 2018 and full-year 2018 if the prior revenue recognition standard was applied (ASC 605).

2019 Event

On January 10, 2019, the Company acquired Providigm, LLC, a Denver-based company focused on quality assurance and performance improvement in healthcare, primarily serving skilled nursing facilities, for $18.0 million in cash. In addition, up to an additional $500,000 in cash may be paid contingent upon the performance of Providigm during an 18-month period following closing. This acquisition adds to the Company’s workforce development solutions with a comprehensive quality management system created by Providigm, known as “abaqis®,” which is the leading SaaS-based

HealthStream Announces Fourth Quarter & Full-Year 2018 Results Page 4 February 19, 2019

quality-improvement program adopted by U.S. skilled nursing facilities. The results of Providigm will be included in the HealthStream Workforce Solutions segment from the date of acquisition.

Financial Outlook for 2019

We are providing 2019 financial guidance as set forth below:

	Full Year 2019 Guidance
Revenue:
Workforce Solutions	$207	-	$213	million
Provider Solutions	$44	-	$45	million
Consolidated	$251	-	$258	million

Operating Income	$10.0	-	$12.4	million

Capital Expenditures			$35	million

Annual Effective Income Tax Rate	26	-	28	percent

The above guidance includes the acquisition of Providigm, which was consummated on January 10, 2019 and is included in our Workforce Solutions segment.

During 2019, we anticipate higher operating expenses associated with our new corporate office, which consolidates our middle Tennessee operations; investments in product development and sales of our new resuscitation products; and investments to support the growth and expanded market positioning of solutions attained through the acquisition of Providigm.

We anticipate that capital expenditures associated with our office consolidation to a central location in Nashville, Tennessee will approximate $15 million of the $35 million total estimate during 2019.

This consolidated guidance does not include the impact of any other acquisitions that we may complete during 2019.

“Our full-year 2018 financial results reflect a year of solid performance over the prior year with revenues up 8 percent, operating income up 65 percent, and adjusted EBITDA up 18 percent to $41.5 million,” said Robert A. Frist, Jr., Chief Executive Officer, HealthStream. “Our performance positions us well to make investments for long-term growth. Already in 2019, we have invested in new senior leadership, launched major new products, and made a strategic acquisition—all which place us on a growth offensive.”

A conference call with Robert A. Frist, Jr., Chief Executive Officer, Gerard M. Hayden, Jr., Senior Vice President and Chief Financial Officer, and Mollie Condra, Vice President of Investor Relations and Corporate Communications, will be held on Wednesday, February 20, 2019, at 9:00 a.m. (ET). To listen to the conference, please dial 877-647-2842 (no conference ID needed) if you are calling within the domestic U.S. or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 855-859-2056 (conference ID #1599407) for U.S. and Canadian callers and 404-537-3406 (conference ID #1599407) for international callers.

Use of Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, adjusted EBITDA from continuing operations, and adjusted EBITDA, which are used by management in analyzing the Company’s financial results and ongoing operational performance.

HealthStream Announces Fourth Quarter & Full-Year 2018 Results Page 5 February 19, 2019

In order to better assess the Company’s financial results, management believes that net income before interest, income taxes, share-based compensation, depreciation and amortization, and changes in fair value of cost method investments (“adjusted EBITDA”) is a useful measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for certain non-cash and non-operating items. Effective January 1, 2018, the Company adopted ASU 2016-01, which (among other things) requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. During the three months ended September 30, 2018, the Company recorded a reduction to net income and net income from continuing operations from a change in the fair value of a minority equity investment accounted for under the cost method of accounting. The Company has included this adjustment in the calculation of adjusted EBITDA, and intends to continue to include any positive or negative changes in fair value of cost method investments in the calculation of adjusted EBITDA on a prospective basis, because management believes that such changes do not represent the ongoing operational performance of the Company.  Management also believes that adjusted EBITDA from continuing operations is a useful measure for evaluating the operating performance of the Company because such measure excludes the results of operations of the Patient Experience business that we sold in February 2018 and thus reflects the Company’s ongoing business operations and assists in comparing the Company’s results of operations between periods.   We also believe that adjusted EBITDA and adjusted EBITDA from continuing operations are useful to many investors to assess the Company’s ongoing results from current operations. Adjusted EBITDA and adjusted EBITDA from continuing operations are non-GAAP financial measures and should not be considered as measures of financial performance under GAAP.  Because adjusted EBITDA and adjusted EBITDA from continuing operations are not measurements determined in accordance with GAAP, such non-GAAP financial measures are susceptible to varying calculations. Accordingly, adjusted EBITDA and adjusted EBITDA from continuing operations, as presented, may not be comparable to other similarly titled measures of other companies.

In recent years, the Company has acquired businesses whose net tangible assets include deferred revenue.  In accordance with GAAP reporting requirements, following the completion of any such acquisition, the Company may record a write-down of deferred revenue to fair value as defined by GAAP. If the Company is required to record a write-down of deferred revenue, it may result in lower recognized revenue, operating income, and net income in subsequent periods.

In connection therewith, this release presents below non-GAAP operating income and non-GAAP net income, which in each case reflects the corresponding GAAP figures adjusted to exclude the impact of the deferred revenue write-down associated with fair value accounting for acquired businesses as referenced above. Management believes that the presentation of these non-GAAP financial measures assists investors in understanding the Company’s performance between periods, excluding the impact of this deferred revenue write-down, and provides a useful measure of the ongoing performance of the Company. Both on a quarterly and year-to-date basis, the revenue for any acquired business is deferred and typically recognized over a one-to-two year period following the completion of an acquisition, so our GAAP revenues for this one-to-two year period will not reflect the full amount of revenues that would have been reported if the acquired deferred revenue had not been written down to fair value.

These non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance, which are prepared in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. Investors are encouraged to review the reconciliations of our GAAP to non-GAAP financial measures, which are set forth below in this release.

HealthStream Announces Fourth Quarter & Full-Year 2018 Results Page 6 February 19, 2019

About HealthStream

HealthStream (Nasdaq: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of solutions is contracted by, collectively, over 4.9 million healthcare employees in the U.S. for workforce development, training & learning management, talent management, credentialing, privileging, provider enrollment, performance assessment, and managing simulation-based education programs. Based in Nashville, Tennessee, HealthStream currently has additional offices in Brentwood, Tennessee; Jericho, New York; Boulder; Colorado; San Diego, California; Chicago, Illinois; and Denver, Colorado. For more information, visit http://www.healthstream.com or call 800-933-9293.

HealthStream Announces Fourth Quarter & Full-Year 2018 Results Page 7 February 19, 2019

HEALTHSTREAM, INC.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenues, net	$59,825	$55,269	$231,616	$214,899
Operating costs and expenses:
Cost of revenues (excluding depreciation and amortization)	25,429	22,310	96,014	87,208
Product development	6,586	6,219	25,735	24,148
Sales and marketing	9,161	10,842	35,698	38,606
Other general and administrative expenses	9,678	8,214	34,447	31,483
Depreciation and amortization	6,134	6,173	24,231	24,047
Total operating costs and expenses	56,988	53,758	216,125	205,492

Operating income	2,837	1,511	15,491	9,407

Other income, net	842	252	1,084	733

Income from continuing operations before income tax provision	3,679	1,763	16,575	10,140
Income tax provision (benefit)	748	(1,407)	3,324	1,302
Income from continuing operations	2,931	3,170	13,251	8,838
Discontinued operations
(Loss) income from discontinued operations before income tax provision	—	(369)	(64)	393
Gain on sale of discontinued operations	—	—	29,489	—
Income tax provision (benefit)	141	(1,147)	10,459	(773)
(Loss) income from discontinued operations	(141)	778	18,966	1,166
Net Income	$2,790	$3,948	$32,217	$10,004

Earnings per share – basic:
Continuing operations	$0.09	$0.10	$0.41	$0.27
Discontinued operations	—	0.02	0.59	0.04
Earnings per share - basic	$0.09	$0.12	$1.00	$0.31

Earnings per share - diluted:
Continuing operations	$0.09	$0.10	$0.41	$0.27
Discontinued operations	—	0.02	0.59	0.04
Earnings per share - diluted	$0.09	$0.12	$1.00	$0.31

Weighted average shares of common stock outstanding:
Basic	32,325	31,902	32,264	31,861
Diluted	32,416	32,236	32,335	32,196
Dividends declared per share	$—	$—	$1.00	$—

HealthStream Announces Fourth Quarter & Full-Year 2018 Results Page 8 February 19, 2019

HEALTHSTREAM, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2018	2017(1)
ASSETS
Current assets:
Cash and cash equivalents	$134,321	$84,768
Marketable securities	34,497	46,350
Accounts and unbilled receivables, net	41,004	38,018
Prepaid and other current assets	31,612	24,467
Current assets of discontinued operations	—	6,125
Total current assets	241,434	199,728

Capitalized software development, net	18,352	16,014
Property and equipment, net	14,084	8,092
Goodwill and intangible assets, net	145,522	154,641
Deferred tax assets	145	45
Deferred commissions	16,470	—
Other assets	4,159	4,526
Long-term assets of discontinued operations	—	28,073
Total assets	$440,166	$411,119

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$39,011	$29,356
Deferred revenue	66,061	64,938
Current liabilities of discontinued operations	—	6,772
Total current liabilities	105,072	101,066
Deferred tax liabilities	11,068	—
Deferred revenue, non-current	2,868	6,287
Other long-term liabilities	2,211	1,048
Long-term liabilities of discontinued operations	—	2,548
Total liabilities	121,219	110,949

Shareholders’ equity:
Common stock	286,597	282,666
Accumulated other comprehensive loss	(23)	(38)
Retained earnings	32,373	17,542
Total shareholders’ equity	318,947	300,170
Total liabilities and shareholders' equity	$440,166	$411,119

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2017, adjusted for the divestiture of the Patient Experience business segment.

HealthStream Announces Fourth Quarter & Full-Year 2018 Results Page 9 February 19, 2019

HEALTHSTREAM, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Year Ended
	December 31,	December 31,
	2018	2017
Operating activities:
Net income	$32,217	$10,004
Income from discontinued operations	(18,966)	(1,166)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,231	24,047
Amortization of deferred commissions	7,659	—
Share-based compensation	1,777	1,736
Deferred income taxes	3,017	(2,144)
Provision for doubtful accounts	1,033	1,568
(Gain) loss on equity method investments	(42)	5
Change in fair value of cost method investments	1,271	—
Other	(9)	409
Changes in assets and liabilities:
Accounts and unbilled receivables	(4,050)	1,125
Deferred commissions	(11,577)	—
Prepaid and other assets	(2,329)	1,820
Accounts payable, accrued and other liabilities	4,915	5,752
Deferred revenue	5,103	(552)
Net cash provided by continuing operating activities	44,250	42,604
Net cash (used in) provided by discontinued operating activities	(1,004)	4,108
Net cash provided by operating activities	43,246	46,712

Investing activities:
Proceeds from sale of discontinued operations, net of tax	44,049	—
Changes in marketable securities	11,907	6,794
Payments to acquire cost method investments	(833)	(500)
Purchases of property and equipment	(7,166)	(5,515)
Payments associated with capitalized software development	(11,284)	(9,597)
Net cash provided by (used in) continuing investing activities	36,673	(8,818)
Net cash used in discontinued investing activities	(115)	(2,761)
Net cash provided by (used in) investing activities	36,558	(11,579)

Financing activities:
Proceeds from exercise of stock options	2,582	413
Taxes paid related to net settlement of equity awards	(338)	(412)
Payment of earn-out related to prior acquisitions	(38)	—
Payment of debt issuance costs	(100)	—
Payment of cash dividends	(32,357)	—
Net cash (used in) provided by financing activities	(30,251)	1

Net increase in cash and cash equivalents	49,553	35,134
Cash and cash equivalents at beginning of period	84,768	49,634
Cash and cash equivalents at end of period	$134,321	$84,768

HealthStream Announces Fourth Quarter & Full-Year 2018 Results Page 10 February 19, 2019

Reconciliation of GAAP to Non-GAAP Financial Measures(1)

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
GAAP income from continuing operations	$2,931	$3,170	$13,251	$8,838
Interest income	(859)	(287)	(2,444)	(870)
Interest expense	32	35	130	132
Income tax provision (benefit)	748	(1,407)	3,324	1,302
Stock based compensation expense	472	495	1,777	1,736
Depreciation and amortization	6,134	6,173	24,231	24,047
Change in fair value of cost method investments	—	—	1,271	—
Adjusted EBITDA from continuing operations	$9,458	$8,179	$41,540	$35,185

GAAP net income	$2,790	$3,948	$32,217	$10,004
Interest income	(859)	(287)	(2,444)	(870)
Interest expense	32	35	130	131
Income tax provision (benefit)	889	(2,554)	13,783	529
Stock based compensation expense	472	493	1,686	1,852
Depreciation and amortization	6,134	6,794	24,412	26,283
Change in fair value of cost method investments	—	—	1,271	—
Adjusted EBITDA	$9,458	$8,429	$71,055	$37,929

GAAP operating income	$2,837	$1,511	$15,491	$9,407
Adjustment for deferred revenue write-down	108	82	887	1,621
Non-GAAP operating income	$2,945	$1,593	$16,378	$11,028

GAAP net income	$2,790	$3,948	$32,217	$10,004
Adjustment for deferred revenue write-down, net of tax	86	148	709	1,413
Non-GAAP net income	$2,876	$4,096	$32,926	$11,417

(1)This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, adjusted EBITDA, and adjusted EBITDA from continuing operations, which are used by management in analyzing its financial results and ongoing operational performance.

HealthStream Announces Fourth Quarter & Full-Year 2018 Results Page 11 February 19, 2019

Impact of Adoption of ASC 606 (Unaudited)

	Three Months Ended December 31,
	2018			2017
	ASC 606 As reported	Adjustments from ASC 606 to ASC 605	ASC 605 As adjusted	ASC 605
Revenue	$59,825	$(342)	$60,167	$55,269
Operating income	2,837	897	1,940	1,511
Income from continuing operations	2,931	877	2,054	3,170
Adjusted EBITDA from continuing operations	9,458	897	8,561	8,179
Non-GAAP operating income	2,945	897	2,048	1,593

	Year Ended December 31,
	2018			2017
	ASC 606 As reported	Adjustments from ASC 606 to ASC 605	ASC 605 As adjusted	ASC 605
Revenue	$231,616	$740	$230,876	$214,899
Operating income	15,491	3,747	11,744	9,407
Income from continuing operations	13,251	2,991	10,260	8,838
Adjusted EBITDA from continuing operations	41,540	3,747	37,793	35,185
Non-GAAP operating income	16,378	3,747	12,631	11,028

HealthStream Announces Fourth Quarter & Full-Year 2018 Results Page 12 February 19, 2019

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2019, that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by the forward-looking statements, including, without limitation, as the result of  risks referenced in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 26, 2018, and in the Company’s other filings with the Securities and Exchange Commission from time to time. Consequently, such forward-looking information should not be regarded as a representation or warranty or statement by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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